Exhibit 5.1
August 31, 2006
Securities and Exchange Commission
Filing Desk — Stop 1-4
Judiciary Plaza
100 F Street, N.W.
Washington, D.C. 20549-1004

Re:	Fentura Financial, Inc. — Registration of 85,622 Shares of Common Stock on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Fentura Financial, Inc., a Michigan corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 85,622 shares of Common Stock (the “Common Stock”) to be issued pursuant to the Fentura Financial, Inc. 1996 Employee Stock Option Plan (the “Plan”), which Plan was approved by shareholders on March 20, 1996.
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, HOWARD & HOWARD ATTORNEYS, P.C.
/s/Howard & Howard Attorneys, P.C.